                                             Registration No. 33-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            Form S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                     THE ADVEST GROUP, INC.

     (Exact name of registrant as specified in its charter)
                  Delaware                       06-095044
       ---------------------------------------------------
             (State or other jurisdiction of    (I.R.S. Employer
             Incorporation or organization)  Identification No.)

       90 State House Square, Hartford, Connecticut 06103
        --------------------------------------------------
            (Address of Principal Executive Offices)

      The Advest Group, Inc. Key Professionals Equity Plan
        The Advest Group, Inc. 1996 Executive Equity Plan
        The Advest Group, Inc. 1997 Executive Equity Plan
             The Advest Group, Inc. 1997 Equity Plan
             -----------------------------------------
                    (Full title of the plan)

                       Lee G. Kuckro, Esq.
                  Secretary and General Counsel
                     The Advest Group, Inc.
                      90 State House Square
                  Hartford, Connecticut 06103
             (Name and address of agent for service)
                    (203) 509-1000
  (Telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE

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                            Proposed       Proposed
 Title of                   maximum        maximum
securities    Amount        offering      aggregate    Amount of
  to be       to be          price         offering   registration
registered registered1     per share2       price         fee
-----------------------------------------------------------------
Common Stock, 700,000 shs.$10.375       $7,262,500     $2,200.76
$.01 par value
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1    Such shares are offered pursuant to the following equity
    plans of The Advest Group, Inc.:  1997 Advest Equity Plan;
    Key Professionals Equity Plan; 1996 Executive Equity Plan;
    and the 1997 Executive Equity Plan.

2   Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purposes of calculating the registration fee, and based on the average of the high and low prices of a share of Common Stock as reported in the consolidated reporting system on December 10, 1996

                             Part II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement relates to shares of Common Stock, par value $.01 per share ("Common Stock"), which may be purchased under the following equity plans of The Advest Group,
Inc.: 1997 Advest Equity Plan (the "1997 Equity Plan"); the Key Professionals Equity Plan; 1996 Executive Equity Plan; and 1997 Executive Equity Plan. With respect to the 1997 Plan, this Registration Statement includes (i) shares of Common Stock, par value $.01 per share which may be purchased by participants under 1997 Plan and (ii) shares of common stock which may be purchased by participants upon exercise of options issuable under the 1997 Plan.

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by The Advest Group, Inc. (the
"Company") with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, filed pursuant to Section
     13(a) of the Securities Exchange Act of 1934, as amended
     (the "1934 Act");

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995, March 31, 1996, and June
     30, 1996; and

     (c) The description of the Company's Common Stock which is contained in its registration statement on Form 8-A filed under the 1934 Act, and any amendment or report filed under the 1934 Act for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all shares of Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense of settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

     Unless ordered by a court, an indemnification can be made by a corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in Delaware law. The indemnification provided by Section 145 of the DGCL includes the right to be paid by the corporation the expenses incurred in defending proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified.

     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by Section 145 of the DGCL is not exclusive of any other right which any person may have or acquire under any statute, provision of the certificate of incorporation or bylaws, or otherwise. In addition, Section 145 of the DGCL authorizes a corporation to maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     The Company's Certificate of Incorporation permits indemnification of directors and officers to the full extent permitted by the DGCL. In addition, the Company currently maintains an insurance policy insuring its officers and directors against certain liabilities incident to their position with the Company.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith:

Exhibit No.         Description

4.1  Key Professionals Equity Plan (Incorporated by Reference to
Exhibit 10(g) to Registrant's Report on Form 10-Q for the quarter ended June 30, 1996.)

4.2  Form of Executive Officer Restricted Stock and Stock Option
Agreement for 1996 (Incorporated by Reference to Exhibit 10(c) to Registrant's Report on Form 10-Q for the quarter ended June
30, 1996.)

4.3  The Advest Group, Inc. 1997 Equity Plan

4.4  Form of First Supplement to Executive Officer 1996
Restricted Stock and Stock Option Agreement.

4.5  Form of Executive Officer Restricted Stock and Stock Option
Agreement for 1997

5    Opinion of David A. Horowitz, Esq., Assistant General
     Counsel of the Company, with respect to the legality of the Common Stock registered hereby

23.1 Consent of Coopers & Lybrand L.L.P.

23.2 Letter reaudited interim financial information

23.3 Consent of David A. Horowitz, Esq. (See Exhibit 5.)

24   Power of attorney  (See Signature Pages.)


Item 9.  Undertakings.

A.   Undertaking to Update Annually

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by Section
          10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Undertaking With Respect to Incorporating Subsequent
     Exchange Act Documents By Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Undertaking With Respect to Indemnification of Directors,
     Officers or Controlling Persons

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on November 21, 1996.

                                   THE ADVEST GROUP, INC.



                                   By      /s/ Allen Weintraub
                                        ----------------------
                                        Allen Weintraub
                                        Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Allen Weintraub, Lee G. Kuckro and David A. Horowitz and each of them singly, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

     Signature                Title                    Date
     ------------------------------------------------------

/s/Allen Weintraub     Chief Executive Officer  November 21, 1996
----------------------
Allen Weintraub       (Principal Executive Officer)
                       and Chairman of the Board


/s/Martin M. Lilienthal  Senior Vice President  November 21, 1996
----------------------
Martin M. Lilienthal     and Treasurer (Chief Financial
                         and Principal Accounting
                         Officer)

/s/ George A. Boujoukos  Director             November 21, 1996
------------------------
George A. Boujoukos

/s/ Sanford Cloud, Jr.        Director        November 21, 1996
------------------------
Sanford Cloud, Jr.


/s/ Richard G. Dooley         Director        November 21, 1996
------------------------
Richard G. Dooley


/s/ William B. Ellis          Director        November 21, 1996
------------------------
William B. Ellis


/s/ Robert W. Fiondella       Director        November 21, 1996
------------------------
Robert W. Fiondella


/s/ Grant Kurtz               Director       November 21, 1996
------------------------
Grant Kurtz


/s/ Anthony A. LaCroix        Director       November 21, 1996
------------------------
Anthony A. LaCroix


/s/ Barbara L. Pearce         Director        November 21, 1996
------------------------
Barbara L. Pearce


/s/ John A. Powers            Director        November 21, 1996
------------------------
John A. Powers